Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

June 3, 2015

The Board of Directors

Cincinnati Bancorp

6581 Harrison Avenue

Cincinnati, Ohio 45247

Re:	Cincinnati Bancorp

Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”), of Cincinnati Bancorp (the “Company”). We have reviewed the Company’s proposed Charter, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the incorporation of the Company and the due adoption by the Board of Directors of the Company (or authorized committee thereof) of a resolution fixing the number of shares of Common Stock to be sold, the Common Stock, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal and Tax Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC